Exhibit 99.1

News Release

Wabtec Reports Record 4Q Sales And EPS, With Record Cash Generation In 2006; Company Also Affirms 2007 Guidance

WILMERDING, PA, Feb. 22, 2007 – Wabtec Corporation (NYSE: WAB) today reported its 2006 fourth quarter and full-year results, including the following highlights:

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In the fourth quarter, earnings per diluted share were a record 53 cents, including a net tax benefit of 8 cents per diluted share. Excluding the net tax benefit, earnings per diluted share were 45 cents, 32 percent higher than the year-ago quarter and the company’s 11th consecutive quarterly earnings increase.

•

Fourth quarter sales increased 9 percent to a record $294 million, reflecting an expected increase in Transit Group sales; and operating income, as a percent of sales, was 12.4 percent, 1.5 percentage points higher than the year-ago quarter.

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For the full year, Wabtec had earnings per diluted share of $1.73 including the fourth quarter net tax benefit of 8 cents and a previously announced restructuring charge of 9 cents in the third quarter; excluding these items, Wabtec had earnings per diluted share of $1.74 in 2006.

•	During the year, Wabtec generated more than $150 million of cash, a majority of which was used for acquisitions and to repurchase Wabtec stock.

•	At year-end, the company’s multi-year backlog remained above $1 billion, 26 percent higher than a year ago.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “From a financial and strategic perspective, 2006 was a good year for Wabtec. Our financial performance was strong, with double-digit earnings growth, expanding margins and record cash flow. Strategically, we made progress on several fronts: completing two acquisitions, investing in future growth initiatives and gaining acceptance for new technologies such as our Electronic Train Management System®. In 2007, we expect to build on that performance with another year of revenue and earnings growth.”

2006 Fourth Quarter Results

Sales increased 9 percent, primarily due to higher sales of transit locomotives, locomotive components and radiators for non-rail markets, as well as acquisitions. Gross margin (gross profit divided by net sales) was 26.7 percent compared to 25.7 percent in the year-ago quarter.

Operating expenses were 14.4 percent of sales, slightly less than the year-ago quarter. The company’s operating margin (income from operations divided by net sales) increased to 12.4 percent compared to 10.9 percent in the year-ago quarter due to cost reductions and higher sales.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

News Release

Interest expense, net was $238,000, compared to $1.8 million in the year ago quarter, due to higher interest income and a higher cash balance in 2006. The company’s effective tax rate was 25.4 percent compared to a normal rate of 36 percent. The lower rate was due to a net tax benefit of $3.8 million, or 8 cents per diluted share, resulting primarily from a reduction in the valuation allowance associated with certain net operating loss carryforwards.

At Dec. 31, 2006, the company had cash of $188 million and debt of $150 million compared to cash of $141 million and debt of $150 million at Dec. 31, 2005. During the quarter, Wabtec completed two acquisitions for a combined $87 million in cash. Wabtec acquired Schaefer Equipment, Inc., the leading manufacturer of forged brake rigging components for freight cars; and Becorit GmbH, a leading manufacturer of technology-based friction products in Europe. Both companies had annual sales of about $30 million each. Also during the quarter, Wabtec repurchased 171,500 shares of company stock at a cost of $5.3 million, as part of a previously announced, $50 million share repurchase program. To date, Wabtec has repurchased about 673,900 shares for $18.9 million under this program.

2007 Outlook Affirmed

Wabtec affirmed its previous guidance for 2007 earnings per diluted share of about $2.10 excluding restructuring expenses of about 5 cents per diluted share, primarily to complete the plan initiated and previously announced in 2006. This represents growth of about 20 percent in earnings per diluted share compared to 2006, on expected sales growth of 10-12 percent for the year.

Neupaver said: “We expect our core markets to remain strong this year, and we will also benefit from the ramp up of several long-term contracts, other strategic growth initiatives, integration of our 2006 acquisitions and our diversified business model. In addition, we are working to improve margins from continued application of the Wabtec Performance System and internal cost improvement programs. Our long-term financial goals are to average annual double-digit growth in sales and earnings per diluted share through the business cycle, and we are continuing to position the company to achieve these goals.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Fourth Quarter 2006	Fourth Quarter 2005	For the Twelve Months 2006	For the Twelve Months 2005
Net sales	$294,420	$270,257	$1,087,620	$1,034,024
Cost of sales	(215,672)	(200,767)	(790,843)	(774,378)

Gross profit	78,748	69,490	296,777	259,646
Gross profit as a % of Net Sales	26.7%	25.7%	27.3%	25.1%

Selling,general and administrative expenses	(32,703)	(31,248)	(130,294)	(121,696)
Engineering expenses	(8,495)	(7,914)	(32,701)	(32,762)
Amortization expense	(1,134)	(991)	(4,222)	(3,931)

Total operating expenses	(42,332)	(40,153)	(167,217)	(158,389)
SGA as a % of Net Sales	11.1%	11.6%	12.0%	11.8%
Operating expenses as a % of Net Sales	14.4%	14.9%	15.4%	15.3%

Income from operations	36,416	29,337	129,560	101,257
Income from operations as a % of Net Sales	12.4%	10.9%	11.9%	9.8%

Interest income (expense), net	(238)	(1,802)	(1,586)	(8,686)
Other income (expense), net	(132)	15	(1,417)	(3,055)

Income from continuing operations before income taxes	36,046	27,550	126,557	89,516

Income tax expense	(9,143)	(9,637)	(40,063)	(31,831)

Effective tax rate	25.4%	35.0%	31.7%	35.6%

Income from continuing operations	26,903	17,913	86,494	57,685

Discontinued operations
(Loss) income from discontinued operations (net of tax)	(661)	(1,612)	(1,690)	(1,909)

Net income	$26,242	$16,301	$84,804	$55,776

Earnings Per Common Share
Basic
Income from continuing operations	$0.56	$0.37	$1.79	$1.23
(Loss) income from discontinued operations	(0.02)	(0.03)	(0.04)	(0.04)
Net income	$0.54	$0.34	$1.75	$1.19

Diluted
Income from continuing operations	$0.55	$0.37	$1.76	$1.21
(Loss) income from discontinued operations	(0.02)	(0.03)	(0.03)	(0.04)
Net income	$0.53	$0.34	$1.73	$1.17

Weighted average shares outstanding
Basic	48,367	47,831	48,322	46,845

Diluted	49,139	48,534	49,108	47,595

Sales by Segment (New Method)
Freight Group	$174,494	$176,898	$709,353	$677,096
Transit Group	119,926	93,359	378,267	356,928

Total	$294,420	$270,257	$1,087,620	$1,034,024

Sales by Segment (Old Method)
Freight Group	$185,738	$188,426	$741,314	$713,748
Transit Group	108,682	81,831	346,306	320,276

Total	$294,420	$270,257	$1,087,620	$1,034,024